Exhibit 5.1

September 17, 2013
Fulbright & Jaworski LLP 666 Fifth Avenue, 31st Floor New York, New York 10103-3198 United States

RTI Surgical, Inc. 11621 Research Circle Alachua, FL 32615	Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to RTI Surgical, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for resale as described in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on September 17, 2013 (as may be amended, the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued upon conversion of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.001 per share, as described in the Registration Statement, will be duly and legally issued and fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP

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